As filed with the Securities and Exchange Commission on March 14, 2022
Registration No. 333-259040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	32- 0662604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
150 Forest Avenue
Palo Alto, California 94301
(650) 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tracy Bowden
General Counsel
Hippo Holdings Inc.
150 Forest Avenue
Palo Alto, California 94301
(650) 294-9463
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tad J. Freese
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-259040)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Hippo Holdings Inc. (File No. 333-259040), initially filed on August 24, 2021 and declared effective by the Commission on September 1, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated March 14, 2022 relating to the financial statements of Hippo Holdings Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 2 dated March 14, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.
The following exhibits are filed herewith or incorporated by reference herein:
EXHIBIT INDEX

Exhibit Number	Description of Document
2.1*+
Agreement and Plan of Merger, dated as of March 3, 2021, by and among Reinvent Technology Partners Z, RTPZ Merger Sub Inc. and Hippo Enterprises, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-254691) filed on July 8, 2021).

3.1*	Amended and Restated Certificate of Incorporation of Hippo Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on November 10, 2021).
3.2*	Amended and Restated Bylaws of Hippo Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on November 10, 2021).
4.1*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed with the SEC on November 2, 2020).
4.2*
Warrant Agreement, dated November 18, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 23, 2020).

4.3*
Description of Hippo Holdings Inc.’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed on March 14, 2022).

5.1*	Legal Opinion of Latham & Watkins LLP.
10.1*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 5, 2021).
10.2*
Sponsor Support Agreement, dated March 3, 2021, by and among the Sponsor, each officer and director of RTPZ, RTPZ, and Old Hippo (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.3*
Company Support Agreement, dated March 3, 2021, by and among RTPZ, Old Hippo, each officer and director of Old Hippo and certain stockholders of Old Hippo (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.4*
Sponsor Agreement, dated March 3, 2021, by and among the Sponsor, RTPZ, and Old Hippo (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.5*
Registration Rights Agreement by and among the Company, the Sponsor and the other holders of Class B ordinary shares, certain former stockholders of Old Hippo, and Reinvent Capital Fund LP (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on August 5, 2021).

10.6*#	Hippo Holdings Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on August 5, 2021).
10.7*#	Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on August 5, 2021).
10.8*#	Form of Option Agreement under Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on August 5, 2021).
10.9*#	Form of Restricted Stock Unit Agreement under Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on August 5, 2021).
10.10*#	Form of Subscription Agreement (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).
10.11*#
Offer Letter Agreement, dated as of February 5, 2019, by and between Hippo Analytics Inc. and Stewart Ellis (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.12*#
Employment Agreement, dated as of December 9, 2015, by and between Hippo Analytics Inc. and Aviad Pinkovezky (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.13*#
Offer Letter Agreement, dated as of October 14, 2020, by and between Hippo Analytics, Inc. and Simon Fleming-Wood (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.14*#
Employment Agreement, dated as of January 1, 2016, by and between Hippo Analytics Inc. and Assaf Wand (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.15*#
Employment Agreement, dated as of January 26, 2017, by and between Hippo Analytics Inc. and Rick McCathron (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.16*#	Hippo Holdings Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on August 5, 2021).
10.17*
Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of January 30, 2019 (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on August 5, 2021).

10.18*
First Amendment to Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of May 9, 2019 (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on August 5, 2021).

10.19*
Second Amendment to Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of June 26, 2019 (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed on August 5, 2021).

10.20*
Lease Agreement by and between Tallwood Forest, LLC and Hippo Analytics Inc., dated as of June 14, 2019 (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on August 5, 2021).

10.21*
Amendment to Lease Agreement by and between Tallwood Forest, LLC and Hippo Analytics Inc., dated as of November 24, 2020 (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed on August 5, 2021).

10.22*
Office Lease by and between Elevate Sabine, LLC and Hippo Analytics Inc., dated as of July 2, 2020 (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed on August 5, 2021).

10.23*
First Amendment to Office Lease by and between Elevate Sabine, LLC and Hippo Analytics Inc., dated as of October 29, 2020 (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed on August 5, 2021).

10.24*
Lease Agreement by and between 522 Congress, LP and Hippo Analytics Inc., dated as of December 15, 2017 (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed on August 5, 2021).

10.25*
First Amendment to Lease Agreement by and between 522 Congress LP and Hippo Analytics Inc., dated as of June 26, 2019 (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K filed on August 5, 2021).

10.26*
Second Amendment to Lease Agreement by and between 522 Congress LP and Hippo Analytics Inc., dated as of July 7, 2021 (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K filed on August 5, 2021).

21.1*	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on March 14, 2022).
23.1	Consent of Ernst & Young LLP (with respect to Hippo Holdings Inc. consolidated financial statements).
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Mazars USA LLP.
23.4*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
101.INS*	XBRL Instance Document*
101.SCH*	XBRL Taxonomy Extension Schema Document*
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document*

+	Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.
#	Management contract or compensatory plan or arrangement.
*	Previously filed.

Signatures
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on this 14th day of March, 2022.

HIPPO HOLDINGS INC.

By:	/s/ Stewart Ellis
Name:	Stewart Ellis
Title:	Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Assaf Wand	Chief Executive Officer, Chairperson of the	March 14, 2022
Assaf Wand	Board (Principal Executive Officer)

/s/ Stewart Ellis	Chief Financial Officer	March 14, 2022
Stewart Ellis	(Principal Accounting Officer)

*	President, Director	March 14, 2022
Richard McCathron

*	Director	March 14, 2022
Amy Errett

*	Director	March 14, 2022
Eric Feder

*	Director	March 14, 2022
Lori Dickerson Fouché

*	Director	March 14, 2022
Hugh R. Frater

*	Director	March 14, 2022
Noah Knauf

*	Director	March 14, 2022
Sam Landman

*	Director	March 14, 2022
Sandra Wijnberg

*By:	/s/ Stewart Ellis	March 14, 2022
Stewart Ellis
Attorney-in-fact